Exhibit 99.1

News Release

IMMEDIATE RELEASE

Graham Corporation Reports

Fiscal 2021 Fourth Quarter and Full Year Results

•	Fourth quarter fiscal 2021 revenue up 11% over prior-year period, driven by refining and defense industry sales

•	Orders were for the year were $121.6 million including $69.2 million from the defense industry

•	Backlog at fiscal year-end was $137.6 million; 76% of backlog was for the defense industry

•	Graham furthers strategic diversification into defense industry with $70 million acquisition of Barber-Nichols Inc., a specialty turbomachinery company

BATAVIA, NY, June 1, 2021 – Graham Corporation (NYSE: GHM), a global business that designs, manufactures and sells critical equipment for the energy, defense and chemical/petrochemical industries, today reported financial results for its fourth quarter and full fiscal year ended March 31, 2021 (“fiscal 2021”). The Company separately announced that today it has completed the acquisition of Barber-Nichols Inc. (“BNI”), a specialty turbomachinery designer and manufacturer for total consideration of $70 million, subject to customary working capital adjustments.

James R. Lines, Graham’s President and Chief Executive Officer, commented, “Overall, we had a solid year, slightly exceeding our expectations as short cycle sales were stronger than expected in the quarter. As we look back at fiscal 2021, I believe that the results of our persistent efforts to diversify our business as we continue to focus on becoming a more significant defense industry supplier were apparent, with 25% of revenue generated by sales to the U.S. Navy. While orders still indicate a weak environment in our energy and petrochemical markets, our strong backlog reflects $69.2 million of U.S. Navy orders received in fiscal 2021. We now have $104 million of firm backlog related to the U.S. Navy. This strong backlog, combined with the acquisition of Barber-Nichols, significantly advances our diversification strategy into the defense industry. BNI will be immediately accretive to fiscal 2022 earnings and expand our top line by 50%. We are excited to welcome the BNI team to Graham and look forward to working together for continued growth.”

Fourth Quarter Fiscal 2021 Sales Summary (All comparisons are with the same prior-year period unless noted otherwise. See accompanying financial tables for a breakdown of sales by industry and region)

Net sales were $25.7 million compared with $23.1 million in the fourth quarter of fiscal 2020. Stronger than expected demand in the short cycle business drove the higher-than-expected sales in the quarter.

Sales to the refining markets increased $2.9 million from the prior-year period to $10.3 million and represented 40% of total sales. Sales to the defense markets were up 16% to $6.5 million this quarter and represented 25% of total revenue. Chemical/petrochemical market sales were $5.8 million compared with $7.1 million in the prior year.

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Graham Corporation Reports Fiscal 2021 Fourth Quarter and Full Year Results

June 1, 2021

From a geographic perspective, international sales were approximately 40% of which 18% were in Asia. Domestic sales in the fiscal 2021 fourth quarter were 60% of total sales and include the impact of sales to the defense industry.

Fluctuations in Graham’s sales among geographic locations and industries can vary measurably from quarter-to-quarter based on the timing and magnitude of projects. Graham does not believe that such quarter-to-quarter fluctuations are indicative of business trends, which it believes are more apparent on a trailing twelve-month basis.

Fourth Quarter Fiscal 2021 Performance Review All comparisons are with the same prior-year period unless noted otherwise.)

($ in millions except per share data)

	Q4 FY21	Q4 FY20	Change
Net sales	$25.7	$23.1	$2.6
Gross profit	$5.0	$4.4	$0.5
Gross margin	19.4%	19.2%
Operating profit	$0.6	$0.3	$0.3
Operating margin	2.3%	1.4%
Net income	$0.4	$0.6	$(0.2)
Diluted EPS	$0.04	$0.06
EBITDA	$1.0	$0.9	$0.1
EBITDA margin	4.0%	3.9%

*

Graham believes that EBITDA (defined as consolidated net income before net interest income, income taxes, depreciation, and amortization), and EBITDA margin (EBITDA as a percentage of sales), which are non-GAAP measures, help in the understanding of its operating performance. Moreover, Graham’s credit facility also contains ratios based on EBITDA. See the attached table on page 10 for additional important disclosures regarding Graham’s use of EBITDA and EBITDA margin as well as the reconciliation of net income to EBITDA.

Gross margin expanded 20 basis points in the quarter to 19.4%.

Selling, general and administrative (“SG&A”) expenses were $4.4 million, up $0.4 million, or 9%, primarily due to variable compensation costs. SG&A, as a percent of sales for the three-month periods ended March 31, 2021 and 2020 were 17.1% and 17.4%, respectively.

Operating profit was $0.6 million, up from $0.3 million from the prior year from operating leverage gained with volume. Net income was $0.4 million, or $0.04 per share, compared with $0.06 per share in the prior year due to lower interest income and higher provision for income taxes.

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Graham Corporation Reports Fiscal 2021 Fourth Quarter and Full Year Results

June 1, 2021

Full Year Fiscal 2021 Performance Review (All comparisons are with the same prior-year period unless noted otherwise.)

($ in millions except per share data)

	FY 2021	FY 2020	Change
Net sales	$97.5	$90.6	$6.9
Gross profit	$20.5	$18.1	$2.3
Gross margin	21.0%	20.0%
Operating profit	$3.0	$0.7	$2.3
Operating margin	3.1%	0.7%
Net income	$2.4	$1.9	$0.5
Diluted EPS	$0.24	$0.19
EBITDA	$5.1	$3.0	$2.1
EBITDA margin	5.2%	3.3%

Sales to the U.S. were $52.7 million, or 54% of total sales, compared with $58.0 million, or 64% of total sales, in the prior fiscal year. International sales were $44.8 million and represented 46% of total sales, compared with $32.6 million, or 36% of total sales in fiscal 2020.

Gross profit and margin improved due to higher volume and a more favorable mix of projects.

SG&A was up 4%, or $0.6 million, to $17.5 million driven by higher sales commissions, variable compensation expense and acquisition costs related to BNI. As a percent of sales, SG&A improved to 17.9% compared with 18.6% in the prior year.

The effective tax rate was 27.3%, compared with 19.0% in the prior-year period. The higher effective tax rate in fiscal 2021 reflects the mix of earnings by geography, which were weighted toward higher rate tax jurisdictions.

Strong Balance Sheet with Ample Liquidity

Cash, cash equivalents and investments at March 31, 2021 decreased $8 million to $65.0 million from March 31, 2020. Net cash used by operating activities for fiscal 2021 was $1.7 million compared with $1.2 million of net cash provided by operating activities in the prior year. The decline in cash generation was the result of the utilization of customer deposits. At March 31, 2021, Graham had no debt.

Capital spending was $0.7 million in the fourth quarter of fiscal 2021 and was $2.2 million in fiscal 2021. The Company expects capital expenditures for fiscal 2022, including BNI, to be between $4.5 million and $5.5 million. The organic business is expected to have capital expenditures of $2.8 million to $3.0 million of which approximately 90% is expected to be for machinery and equipment and the remainder to be used for other items.

Subsequent to the end of the fiscal year, the Company utilized $41.1 million of cash, cash equivalents and investments, and incurred debt of $20 million pursuant to a 5-year term loan associated with the BNI acquisition.

Orders and Backlog

Orders for the quarter were $13.4 million, up $1.1 million from the prior-year period, and included defense orders of $5.4 million. The remaining $8.0 million in orders were primarily from the global refining and chemical/petrochemical markets, which have been heavily impacted

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Graham Corporation Reports Fiscal 2021 Fourth Quarter and Full Year Results

June 1, 2021

by the global pandemic and weak oil prices. Chemical and petrochemical orders were $2.7 million, compared with $9.4 million in the prior-year period. Refining orders were $2.3 million in the current quarter, compared with $0.1 million in the fourth quarter of fiscal 2020 during which was the onset of the global pandemic.

Domestic orders were 88% of total net orders in the fourth quarter of fiscal 2021, reflecting the demand from the U.S. Navy. Domestic orders were 46% in the prior-year period.

Backlog at the end of the fiscal 2021 was $137.6 million, down $12.1 million from December 31, 2020, but up 22% from the end of fiscal 2020.

Backlog by industry at March 31, 2021 was approximately:

•	76% for U.S. Navy projects

•	16% for refinery projects

•	6% for chemical/petrochemical projects

•	2% for other industrial applications

The Company expects approximately 40% to 45% of backlog will convert to revenue in fiscal 2022. Approximately $25 million to $27 million of backlog related to the defense industry is expected to convert to sales in fiscal 2022.

Fiscal 2022 Guidance

Mr. Lines concluded, “We believe the strategic and financial benefits resulting from the acquisition of BNI are compelling. Our results will be driven by sales to the defense industry, amplifying our ongoing efforts to diversify our revenue base.”

Revenue in fiscal 2022 is expected to be $130 million to $140 million, inclusive of BNI’s revenue for the ten-month period, which is expected to be $45 million to $48 million. Adjusted EBITDA* for the combined businesses is expected to be approximately $7.0 million to $9.0 million.

Jeffrey F. Glajch, Vice President Finance and Chief Financial Officer, commented, “Our outlook for fiscal 2022 includes ten months of BNI. Upon completion of purchase accounting, we will be in a better position to provide more clarity and guidance on potential gross margin and SG&A expenses.”

*	See the safe harbor statement regarding forward-looking non-GAAP measures.

Webcast and Conference Call

Graham’s management will host a conference call and live webcast today at 11:00 a.m. Eastern Time to review its financial condition and operating results for the fourth quarter and full year of fiscal 2021, as well as its strategy and outlook. The review will be accompanied by a slide presentation which will be made available immediately prior to the conference call on Graham’s website at www.graham-mfg.com under the heading “Investor Relations.” A question-and-answer session will follow the formal presentation.

Graham’s conference call can be accessed by calling (201) 689-8560. Alternatively, the webcast can be monitored on Graham’s website at www.graham-mfg.com under the heading “Investor Relations.”

A telephonic replay will be available from 2:00 p.m. ET today through Tuesday, June 8, 2021. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13718347. A transcript of the call will be placed on Graham’s website, once available.

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Graham Corporation Reports Fiscal 2021 Fourth Quarter and Full Year Results

June 1, 2021

ABOUT GRAHAM CORPORATION

Graham is a global business that designs, manufactures and sells critical equipment for the energy, defense and chemical/petrochemical industries. Energy markets include oil refining, cogeneration, and alternative power. For the defense industry, the Company’s equipment is used in nuclear propulsion power systems for the U.S. Navy. Graham’s global brand is built upon world-renowned engineering expertise in vacuum and heat transfer technology, responsive and flexible service and unsurpassed quality.

Graham designs and manufactures custom-engineered ejectors, vacuum pumping systems, surface condensers and vacuum systems. Graham’s equipment can also be found in other diverse applications such as metal refining, pulp and paper processing, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning. Graham’s reach spans the globe and its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East.

BNI, which was acquired following the end of fiscal 2021, designs and builds products and systems for a variety of U.S. Department of defense customers including the U.S. Navy and Air Force, NASA, and commercial customers in the aerospace, medical, computer and automotive industries. This broad range of industry and customer experience has delivered sustained business growth through varying economic cycles of industries served. BNI provides complicated turbomachinery solutions for critical applications in the aerospace, defense, cryogenics and energy industries. The company has had strong growth over the last 20-years from the expansion of its engineering capabilities for programs that involve complex production and system integration. Founded in 1966, BNI operates from a new, 43,000 square foot, state-of-the-art manufacturing facility in Arvada, Colorado where it is headquartered. More information on BNI can be found on their website www.barber-nichols.com.

Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on Graham Corporation and its subsidiaries can be found.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “confidence,” “projects,” “typically,” “outlook,” “anticipates,” “indicates”, “believes,” “appears,” “could,” “opportunities,” “seeking,” “plans,” “aim,” “pursuit,” “look towards” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, effects of the COVID-19 global pandemic, expected expansion and growth opportunities within its domestic and international markets, anticipated revenue, the timing of conversion of backlog to sales, market presence, profit margins, tax rates, foreign sales operations, its ability to improve cost competitiveness and productivity, customer preferences, changes in market conditions in the industries in which it operates, the effect on its business of volatility in commodities prices, including, but not limited to, the extreme price volatility seen in the first six months of calendar year 2020, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, its acquisition and growth strategy and its operations in China, India and other international locations, are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual Report filed with the Securities and Exchange Commission, included under the heading entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

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Graham Corporation Reports Fiscal 2021 Fourth Quarter and Full Year Results

June 1, 2021

In addition, forward looking adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures. The Company is unable to present a quantitative reconciliation of these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict the necessary components of such GAAP measures without unreasonable effort or expense. In addition, the Company believes that such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the Company’s 2021 financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with purchase accounting, quarter-end and year-end adjustments. Any variation between the Company’s actual results and preliminary financial data set forth above may be material.

For more information contact:
Jeffrey F. Glajch	Deborah K. Pawlowski
Vice President – Finance and CFO	Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908
jglajch@graham-mfg.com	dpawlowski@keiadvisors.com

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Graham Corporation Reports Fiscal 2021 Fourth Quarter and Full Year Results

June 1, 2021

Graham Corporation

Consolidated Statements of Income - Unaudited

(Amounts in thousands, except per share data)

	(unaudited) Three Months Ended March 31,			(audited) Year Ended March 31,
	2021	2020	% Change	2021	2020	% Change
Net sales	$25,671	$23,082	11%	$97,489	$90,604	8%
Cost of products sold	20,690	18,640	11%	77,020	72,456	6%

Gross profit	4,981	4,442	12%	20,469	18,148	13%
Gross margin	19.4%	19.2%		21.0%	20.0%

Other expenses and income:
Selling, general and administrative	4,380	4,024	9%	17,471	16,879	4%
Other expense	—	94	N/A	—	617	N/A

Operating profit	601	324	85%	2,998	652	360%

Operating margin	2.3%	1.4%		3.1%	0.7%

Net other interest (income)/expense	29	(328)	N/A	(269)	(1,660)	(84%)

Income before provision for income taxes	572	652	(12%)	3,267	2,312	41%
Provision for income taxes	184	76	142%	893	440	103%

Net income	$388	$576	(33%)	$2,374	$1,872	27%

Per share data:
Basic:
Net income	$0.04	$0.06	(33%)	$0.24	$0.19	26%

Diluted:
Net income	$0.04	$0.06	(33%)	$0.24	$0.19	26%

Weighted average common shares outstanding:
Basic	9,989	9,888		9,959	9,876
Diluted	9,989	9,888		9,959	9,879

Dividends declared per share	$0.11	$0.11		$0.44	$0.43

N/A:	Not Applicable

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Graham Corporation Reports Fiscal 2021 Fourth Quarter and Full Year Results

June 1, 2021

Graham Corporation

Consolidated Balance Sheets - Unaudited

(Amounts in thousands, except per share data)

	(audited) March 31, 2021	(audited) March 31, 2020
Assets
Current assets:
Cash and cash equivalents	$59,532	$32,955
Investments	5,500	40,048
Trade accounts receivable, net of allowances ($29 and $33 at March 31, 2021 and 2020, respectively)	17,378	15,400
Unbilled revenue	19,994	14,592
Inventories	17,332	22,291
Prepaid expenses and other current assets	512	906
Income taxes receivable	—	485

Total current assets	120,248	126,677
Property, plant and equipment, net	17,618	17,587
Prepaid pension asset	6,216	3,460
Operating lease assets	95	243
Other assets	103	153

Total assets	$144,280	$148,120

Liabilities and stockholders’ equity
Current liabilities:
Current portion of finance lease obligations	$21	$40
Accounts payable	17,972	14,253
Accrued compensation	6,106	4,453
Accrued expenses and other current liabilities	4,628	3,352
Customer deposits	14,059	26,983
Operating lease liabilities	46	153
Income taxes payable	741	—

Total current liabilities	43,573	49,234
Finance lease obligations	34	55
Operating lease liabilities	37	82
Deferred income tax liability	635	721
Accrued pension liability	1,557	747
Accrued postretirement benefits	515	557

Total liabilities	46,351	51,396

Stockholders’ equity:
Preferred stock, $1.00 par value, 500 shares authorized	—	—
Common stock, $0.10 par value, 25,500 shares authorized, 10,748 and 10,689 shares issued and 9,959 and 9,881 shares outstanding at March 31, 2021 and 2020, respectively	1,075	1,069
Capital in excess of par value	27,272	26,361
Retained earnings	89,372	91,389
Accumulated other comprehensive loss	(7,397)	(9,556)
Treasury stock (790 and 808 shares at March 31 2021 and 2020, respectively)	(12,393)	(12,539)

Total stockholders’ equity	97,929	96,724

Total liabilities and stockholders’ equity	$144,280	$148,120

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Graham Corporation Reports Fiscal 2021 Fourth Quarter and Full Year Results

June 1, 2021

Graham Corporation

Consolidated Statements of Cash Flows – Unaudited

(Amounts in thousands)

	(audited)
	Year Ended
	March 31,
	2021	2020
Operating activities:
Net income	$2,374	$1,872
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation	1,945	1,957
Amortization	—	11
Amortization of actuarial losses	1,066	997
Goodwill and other impairments	184	—
Equity-based compensation expense	864	975
Gain on disposal or sale of property, plant and equipment	2	(1)
Loss on sale of Energy Steel & Supply Co	—	181
Deferred income taxes	(561)	(287)
(Increase) decrease in operating assets:
Accounts receivable	(1,791)	2,044
Unbilled revenue	(5,298)	(7,070)
Inventories	5,185	2,279
Prepaid expenses and other current and non-current assets	416	358
Income taxes receivable	1,215	588
Operating lease assets	155	214
Prepaid pension asset	(841)	(871)
Increase (decrease) in operating liabilities:
Accounts payable	3,556	1,826
Accrued compensation, accrued expenses and other current and non-current liabilities	3,101	(52)
Customer deposits	(13,206)	(3,683)
Operating lease liabilities	(158)	(140)
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	70	41

Net cash provided (used) by operating activities	(1,722)	1,239

Investing activities:
Purchase of property, plant and equipment	(2,158)	(2,417)
Proceeds from disposal of property, plant and equipment	7	12
Proceeds from the sale of Energy Steel & Supply Co	—	602
Purchase of investments	(42,603)	(181,462)
Redemption of investments at maturity	77,151	204,146

Net cash provided by investing activities	32,397	20,881

Financing activities:
Principal repayments on finance lease obligations	(40)	(51)
Principal repayments on long-term debt	(4,599)	—
Proceeds from the issuance of long-term debt	4,599	—
Issuance of common stock	—	24
Dividends paid	(4,391)	(4,250)
Purchase of treasury stock	(23)	(230)

Net cash used by financing activities	(4,454)	(4,507)

Effect of exchange rate changes on cash	356	(231)

Net increase in cash and cash equivalents, including cash classified within current assets held for sale	26,577	17,382
Net decrease in cash classified within current assets held for sale	—	552

Net increase in cash and cash equivalents	26,577	17,934
Cash and cash equivalents at beginning of period	32,955	15,021

Cash and cash equivalents at end of period	$59,532	$32,955

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Graham Corporation Reports Fiscal 2021 Fourth Quarter and Full Year Results

June 1, 2021

Graham Corporation

EBITDA Reconciliation - Unaudited

(Amounts in thousands)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2021	2020	2021	2020
Net income	$388	$576	$2,374	$1,872
Net interest income	(22)	(241)	(156)	(1,312)
Income taxes	184	76	893	440
Depreciation & amortization	487	489	1,945	1,968

EBITDA	$1,037	$900	$5,056	$2,968

EBITDA margin %	4.0%	3.9%	5.2%	3.3%

Non-GAAP Financial Measure:

EBITDA is defined as consolidated net income before net interest income, income taxes, depreciation, and amortization and EBITDA margin is defined as EBITDA as a percentage of sales. EBITDA and EBITDA margin are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information, such as EBITDA, is important for investors and other readers of Graham’s financial statements, as it is used as an analytical indicator by Graham’s management to better understand operating performance. Moreover, Graham’s credit facility also contains ratios based on EBITDA. Because EBITDA is a non-GAAP measure and is thus susceptible to varying calculations, EBITDA, as presented, may not be directly comparable to other similarly titled measures used by other companies.

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Graham Corporation Reports Fiscal 2021 Fourth Quarter and Full Year Results

June 1, 2021

Graham Corporation

Additional Information – Unaudited

ORDER & BACKLOG TREND*
($ in millions)

	Q120 Total	Q220 Total	Q320 Total	Q420 Total	FY2020 Total	Q121 Total	Q221 Total	Q321 Total	Q421 Total	FY2021 Total
Orders	$15.1	$32.6	$20.0	$12.3	$80.0	$11.5	$35.0	$61.8	$13.4	$121.6
Backlog	$117.2	$127.8	$122.9	$112.4	$112.4	$107.2	$114.9	$149.7	$137.6	$137.6

SALES BY INDUSTRY FY 2021*
($ in millions)
FY 2021	Q1 6/30/20	% of Total	Q2 9/30/20	% of Total	Q3 12/31/20	% of Total	Q4 3/31/21	% of Total	FY2021	% of Total
Refining	$2.7	16%	$10.3	37%	$16.5	60%	$10.3	40%	$39.7	41%
Chemical/ Petrochemical	$8.0	48%	$5.5	20%	$4.8	18%	$5.8	23%	$24.0	24%
Defense	$3.5	21%	$9.4	34%	$4.5	17%	$6.5	25%	$24.0	25%
Other Commercial	$2.5	15%	$2.8	10%	$1.4	5%	$3.1	12%	$9.8	10%
Total	$16.7		$28.0		$27.2		$25.7		$97.5

SALES BY INDUSTRY FY 2020*
($ in millions)
FY 2020	Q1 6/30/19	% of Total	Q2 9/30/19	% of Total	Q3 12/31/19	% of Total	Q4 3/31/20	% of Total	FY2020	% of Total
Refining	$7.5	36%	$6.3	29%	$12.2	49%	$7.4	32%	$33.4	37%
Chemical/ Petrochemical	$7.1	35%	$10.5	48%	$6.2	24%	$7.1	31%	$30.9	34%
Defense	$2.1	10%	$2.6	12%	$4.3	17%	$5.6	24%	$14.6	16%
Other Commercial	$3.9	19%	$2.2	11%	$2.6	10%	$3.0	13%	$11.7	13%
Total	$20.6		$21.6		$25.3		$23.1		$90.6

*	Quarters may not sum to year-to-date/total fiscal year due to rounding

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Graham Corporation Reports Fiscal 2021 Fourth Quarter and Full Year Results

June 1, 2021

Graham Corporation

Additional Information - Unaudited

(Continued)

SALES BY REGION FY 2021*
($ in millions)

FY 2021	Q1 6/30/20	% of Total	Q2 9/30/20	% of Total	Q3 12/31/20	% of Total	Q4 3/31/21	% of Total	FY2021	% of Total
United States	$9.4	56%	$17.3	62%	$10.7	39%	$15.3	60%	$52.7	54%
Middle East	$0.4	3%	$1.0	4%	$0.8	3%	$2.6	10%	$4.8	5%
Asia	$5.2	31%	$4.5	16%	$11.2	41%	$4.7	18%	$25.6	26%
Other	$1.7	10%	$5.2	18%	$4.5	17%	$3.1	12%	$14.4	15%
Total	$16.7		$28.0		$27.2		$25.7		$97.5

SALES BY REGION FY 2020*
($ in millions)

FY 2020	Q1 6/30/19	% of Total	Q2 9/30/19	% of Total	Q3 12/31/19	% of Total	Q4 3/31/20	% of Total	FY2020	% of Total
United States	$14.4	70%	$15.7	73%	$13.4	53%	$14.5	63%	$58.0	64%
Middle East	$0.8	4%	$0.5	2%	$7.5	30%	$4.3	19%	$13.1	14%
Asia	$3.2	16%	$1.0	5%	$0.7	3%	$0.6	2%	$5.5	6%
Other	$2.2	10%	$4.4	20%	$3.7	14%	$3.7	16%	$14.0	16%
Total	$20.6		$21.6		$25.3		$23.1		$90.6

*	Quarters may not sum to year-to-date/total fiscal year due to rounding

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